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                                                                    Exhibit 10.7

                         CORPORATE SERVICES AGREEMENT

      THIS CORPORATE SERVICES AGREEMENT (this "Agreement") dated as of August 17, 2000, is entered into by and between NRG Energy, Inc., a Delaware Corporation (the "Provider"), and NRG Sterlington Power LLC, a Delaware limited liability company (the "Company").

                                   RECITALS

      1. The Company has been formed in order to develop, own and operate an approximately 200 MW peaking power generation facility (the "Facility") in Sterlington, Louisiana.

      2. The Company desires to employ the services of the Provider to assist in its operation of the Facility and related business functions; and

      3. The Provider agrees to provide various services to the Company in support of the operations of the Facility as provided in this Agreement.

                                  AGREEMENT

      In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereto agree as follows:

                                  ARTICLE 1
                                 DEFINITIONS

      1.1 Definitions. Whenever used in this Agreement with initial capitalization, the following terms shall have the meanings specified or referred to in this Article 1.

      "Affiliate" means, with respect to any person or entity, (i) each entity that such person or entity Controls, (ii) each person or entity that Controls such person or entity, and (iii) each entity that is under common Control with such person or entity.

      "Agreement" shall have the meaning provided in the introductory paragraph hereof.

      "Control" means the possession, directly or indirectly, through one or more intermediaries, of (i) in the case of a corporation, a majority of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to more than 50% of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, a majority of the beneficial interest



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therein; and (iv) in the case of any other entity, a majority of the economic or beneficial interest therein.

      "Effective Date" means the date of this Agreement.

      "Outsource" means to cause a Service to be provided by a third-party provider which is not an Affiliate of the Provider.

      "Outsourced Services" shall mean those Services which the Provider Outsources to third-party providers which are not Affiliates of the Provider.

      "Services" means the performance of any work, direction of work, technical or commercial information, data, consulting, staff augmentation or any other corporate business function performed for or on behalf of the Company by the Provider in functional areas such as but not limited to: human resources, accounting, finance, treasury, tax, office administration, information technology, engineering, construction management, environmental, legal and safety.

      1.2 Terminology. Unless the context of this Agreement clearly requires otherwise, (a) pronouns, wherever used herein, and of whatever gender, will include natural persons and corporations and associations of every kind and character, (b) the word "included" or "including" will mean "including without limitation", (c) the word "or" will have the inclusive meaning represented by the phrase "and/or", (d) the words "hereof," "herein," "hereunder," and similar terms in this Agreement will refer to this Agreement as a whole and not any particular section or article in which such words appear and (e) all terms defined in this Agreement in the singular will have the same meaning when used in the plural and vice versa. The section, article and other headings in this Agreement are for reference purposed and will not control or affect the construction of this Agreement or the interpretation hereof in any respect. Article, section and subsection references are to his Agreement unless otherwise specified.

                                  ARTICLE 2
                                   SERVICES

      2.01 General. The Company hereby retains the Provider, and the Provider accepts the obligation, to provide to the Company certain Services in accordance with the terms of this Agreement. At the Provider's election, it may cause one or more of its Affiliates or third-party contractors to provide the Services; provided, however, that the Provider shall remain responsible for the provision of the Services (including Outsourced Services) in accordance with the terms of this Agreement.

      2.2 Services. The Provider shall provide all Services to the Company on an as-requested basis in support of the day-to-day business of the Company. The Company shall use a




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letter, work order, purchase order or other official document to authorize the performance of Services by Provider. Such document shall state, as a minimum, the scope of Services to be performed, schedule requirements, budget and a reference to this Agreement. The Provider shall acknowledge requested Services in writing.

      2.3 Personnel. The Provider shall provide as required by the Company all technical, professional, supervisorial, managerial, administrative and other personnel as are necessary to perform the Services. Such personnel shall be qualified and experienced in the Services to which they are assigned. The working hours, rates of compensation and all other matters relating to the employment of individuals employed by the Provider or its Affiliates in the performance of the Services shall be determined solely by the Provider or its respective Affiliates.

      2.4 Standards for Performance of Services. The Provider shall, and shall cause its Affiliates and the providers of Outsourced Services to, perform the Services with reasonable diligence and dispatch in a prudent, cost effective and efficient manner, in accordance with all applicable laws, regulations, codes, permits, licenses, and standards, and in accordance with the terms and conditions of this Agreement. The Provider may determine in its sole discretion whether or not to Outsource a Service.

      2.5 Right to Request Instruction. At any time, the Provider may, if it reasonably deems it to be necessary or appropriate, request written instructions from the Company prior to the necessity for taking action with respect to any matter contemplated by this Agreement, and may defer action thereon pending the receipt of such written instructions.

                                  ARTICLE 3
                                   PAYMENT

      3.1 Payment. The Company, in consideration for the performance of the Services by the Provider, agrees to pay the Provider all pre-approved charges, costs, expenses, taxes, fees and losses not compensated by insurance, which are incurred by Provider in the performance of the Services hereunder. These charges, costs, expenses, taxes, fees and losses shall include, but are not limited to:

            (a) Charges for the time of all personnel employed by the Provider in the performance of the Services at each person's standard intracompany labor rate as set forth by personnel category on Annex A hereto, which time charges include federal and state payroll taxes and insurance, Provider benefit programs, overhead and an arms-length, commercially reasonable mark-up. Such charges shall be subject to appropriate adjustment for any changes in payroll taxes or insurance, or changes in benefit programs.

            (b) Transportation, travel, hotel and living expenses, including use of employees' personal cars at Provider's current standard rates. All reasonable moving,




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      relocation, travel and living expenses incurred in connection with assignment of Provider's permanent personnel to a location other than Provider's permanent offices and from such location at the conclusion of assignment.

            (c) Miscellaneous expenses, including but not limited to telegrams, telex, telefacsimile, telephone services, postage and similar miscellaneous items incurred in connection with the Services, all at Provider's current standard rates.

            (d) Reproduction costs of all drawings, manuals, specifications, and other documents required for the Services; and costs for the use of computer, all at Provider's current standard rates or at actual cost to Provider if prepared by others.

            (e) Cost of any permits, fees, licenses or royalties required. Costs of any sales, use or similar taxes or fees imposed by a federal, state, municipal or other government or agency thereof.

            (f) Fees, costs, damages, or disbursements incurred in connection with any labor, patent, or commercial litigation or any third party claim, suit, or cause of action, arising out of or in connection with the performance of the Services by Provider (except disputes between Provider and the Company) or claims, suites or causes of action pursued on behalf of the Company by Provider.

            (g) Premiums and brokerage fees on all bonds and insurance policies which may be required by Company in addition to those listed herein, and any loss under the deductible features of any insurance policies, whether furnished by Provider or Company.

      3.2   Invoicing.
            ---------

            (a) The Provider shall invoice the Company by the fifteenth (15th) day of each month for all Services performed with respect to the preceding month and any adjustments that may be necessary to correct prior invoices. All invoices shall reflect in reasonable detail a description of the Services performed during the preceding month and documentation available to the Provider backing up invoiced charges and shall be due and payable within thirty (30) days after its receipt. The Company shall pay all undisputed amounts on each invoice, but shall be entitled to withhold payment of any amount in dispute and shall notify the Provider within thirty (30) days from receipt of the invoice of the disputed amount and the reasons each such charge is disputed by the Company. The Provider shall promptly provide the Company with records relating to the disputed amount so as to enable the parties to resolve the dispute.

            (b) Any statement or payment not disputed in writing by either party within two years of the date of such statement or payment shall be considered final and no longer subject to adjustment. The Company shall not be obligated to pay for any changes



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      for which statements for payment are submitted more than two years after the termination of this Agreement.

                                  ARTICLE 4

                               LIMITED WARRANTY

      4.1 Warranty. Provider warrants that the Services performed under this Agreement will be in accordance with accepted professional standards and practices existing as of the date that such Services are performed. The sole and exclusive remedy for breach of this warranty shall be for Provider to re-perform the portion of defective Services, written notice of which is promptly given by Company to Provider within a period of one (1) year from the date that the defective Service was performed under this Agreement. All costs of any re-performance shall be reimbursed by Company to Provider but Provider shall receive no additional profit thereon.

      4.2 Disclaimer. There are no warranties other than the above, either express or implied, including without limitation any warranties of merchantability or fitness for particular purpose applicable to Providers services performed under this Agreement.

                                  ARTICLE 5

                           LIMITATION OF LIABILITY

      5.1 Limitation of Liability. Whether due to delay, breach of contract or warranty, tort (including without limitation negligence), or any other cause, neither Provider nor its Affiliates or subcontractors shall be liable for any special, indirect, punitive, or consequential damages of any nature, including without limitation loss of actual or anticipated profits, revenues, or product, loss by reason of shutdown, nonoperation, or increased expense of manufacturing or operation, or any costs, labor, or materials required for reconstruction or repairs. Provider's maximum liability under or arising out of this Agreement shall in no event exceed the value of the Services performed during the calendar year prior to the cause giving rise to or creating any such liability.

                                  ARTICLE 6

                   TERM AND TERMINATION; EVENTS OF DEFAULT

      6.01 Term. The term of this Agreement shall commence on the Effective Date and shall continue until terminated in writing by the Company.

      6.02 Events of Default. If one or more of the following events occurs with respect to a party hereto, it will constitute an "Event of Default" with respect to such party:



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            (a) Failure to Perform Obligations. Such party fails to perform or observe any material obligation under this agreement and such failure continues for more than thirty (30) days after the non-defaulting party has given notice thereof to such party (or if the nature of such default is such that it is not capable of being cured within thirty (30) days, then the failure of such party to commence to cure such default within thirty (30) days and to diligently and continuously pursue the cure of such default thereafter, but in no event may such extended cure period exceed one hundred eighty (180) days);

            (b) Bankruptcy. Such party becomes subject to a bankruptcy or is declared insolvent.

      6.03 Remedies; Exclusivity. At any time during the continuance of an Event of Default, the non-defaulting party will have the right to (a) elect, by giving notice to the defaulting party, not to be bound in any respect by the provisions of this Agreement during such continuance, in which case such party will have no obligations or liabilities hereunder during such period, (b) terminate the Agreement upon giving notice of termination to the defaulting party. No failure on the part of either Provider, the Company to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof.

                                  ARTICLE 7
                                MISCELLANEOUS

      7.1 Severability. In the event any portion of this Agreement shall be found by a court of competent jurisdiction to be unenforceable, that portion of the Agreement will be null and void and the remainder of the Agreement will be binding on the parties as if the unenforceable provisions had never been contained herein. To the fullest extent permitted by Law, the remedies set forth in this Section 6.3 are the exclusive remedies for a default hereunder; provided that with respect to (i) disputed or unpaid invoices relating to services rendered prior to any termination and (ii) claims for indemnity relating to events that occurred prior to any termination each party shall also have all rights and remedies contemplated herein in Sections 7.10 and 7.11 or otherwise provided in Law or Equity.

      7.2 Assignment. Except for the ability of the Provider to cause one or more of the Services to be performed by one of its Affiliates or a third-party provider, no party shall have the right to assign its rights or obligations under this Agreement without the consent of the other party.

      7.3 Entire Agreement. This Agreement constitutes the entire agreement of the parties




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relating to the performance of the Services. All prior or contemporaneous written or oral agreements are merged herein.

      7.4 Law. This Agreement shall be subject to and governed by the laws of the State of New York, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.

      7.5 Amendment of Modification. This Agreement may be amended or modified from time to time only by a written amendment signed by the parties hereto.

      7.6 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (herein collectively called "Notice") shall be in writing and delivered personally or mailed, postage prepaid, or by telegram or telecopier, as follows:

            (a)   if to the Company, to:

                  NRG Sterlington Power LLC
                  c/o NRG Energy, Inc.
                  901 Marquette Avenue, Suite 2300
                  Minneapolis, Minnesota  55402
                  Attention:  President

            (b)   if to Provider, to:

                  NRG Energy, Inc.
                  901 Marquette Avenue, Suite 2300
                  Minneapolis, MN  55402
                  Attention:  President, Worldwide Operations

      7.7 Insurance. The Company shall carry and keep in force, at all times, Commercial General Liability insurance in such policy limits as are usual and customary for its business and as it deems necessary to protect it from risks of loss arising from the performance of Service under this Agreement. The Company shall name the Provider as an additional insured on these policies and shall indemnify Provider to the same extent. The Company waives all rights and any subrogation rights that it or its insurers may have against Provider, its vendors and subcontractors and their employees, agents, officers, directors, and any of their affiliated or associated companies, for any losses or damages, including without limitation all consequential damages resulting from any and all risks and losses, however and whenever arising, from the Services performed hereunder, or other risks covered under a Commercial General Liability insurance policy.



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      7.8 Prosecution of the Work; Force Majeure. Provider shall substantially perform the Services in accordance with a schedule mutually agreed upon between the parties. Any completion dates specified are tentative only and Provider shall have no liability to the Company for late completion. If the prosecution of the Services is delayed or affected by any of the following force majeure occurrences: acts or failures to act by the Company or any separate contractors, engineers, vendors, or consultants employed by the Company or any other party not in privity of this Agreement; acts of God or the elements; acts or failures to act by government or any agency thereof; changes, inaccuracies, incompleteness, or differences in site conditions or any data or information supplied to the Provider; changes in laws or regulations; delays in permitting; delays in receipt of engineering data or vendor drawings; fire; unusually sever weather, natural disasters, or unavoidable casualties; riot; civil disorders; labor shortages or disputes; strikes, picketing, or arbitration proceedings; delays in transportation, material, or equipment deliveries; material, equipment, or fuel shortages; or any other causes beyond the Provider's reasonable control, the schedule shall be extended for the period of time attributable to such delay and all fixed elements of pricing, if any, shall be equitably adjusted.

      7.9 No Third-Party Beneficiary. The provisions of this Agreement are enforceable solely by the parties to this Agreement, and no other person shall have the right, separate and apart from the Company or the Provider, to enforce any provision of this Agreement or to compel any party to this Agreement to comply with the terms of this Agreement.

      7.10 Disputes. The Provider and the Company agree to negotiate in good faith in an effort to resolve any dispute related to this Agreement that may arise between the parties. If the dispute cannot be resolved promptly by negotiation, at a senior management level the either party may give the other party written notice that the dispute should be submitted to mediation. Promptly thereafter, a mutually acceptable mediator shall be chosen by the parties. who shall share the cost of mediation services equally. If the dispute has not been resolved by mediation within ninety (90) days after the date of written notice requesting mediation, then either party may initiate litigation and pursue any and all remedies at law or at equity that such party is entitled to.

      7.11  Indemnification.

      (a) The Company agrees that it will indemnify and hold harmless the Provider, its Affiliates and their respective directors, officers, employees, and agents from and against any and all losses, claims, damages and liabilities, joint or several, to which the Provider may become subject under any applicable federal or state law, or otherwise, relating to or arising out of the engagement of the Provider pursuant to, and the performance by the Provider of the services contemplated by, this Agreement. The Company will reimburse the Provider for all costs and expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation of or defense of any pending or threatened claim or any action or proceeding covered by such indemnity. The Company will not be liable under the foregoing indemnification provisions to the extent that any loss, claim, damage, liability or



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expense is found in a final judgment by a court to have resulted primarily from the bad faith or gross negligence of the Provider or the relevant Affiliate.

      (b) The Provider agrees that it will indemnify and hold harmless the Company and its directors, officers, employees, and agents from and against any and all losses, claims, damages and liabilities, joint or several, to which the Company may become subject under any applicable federal or state law, or otherwise, relating to or arising out of the willful misconduct or gross negligence of the Provider or its Affiliates. The Provider will reimburse the Company for all costs and expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation of or defense of any pending or threatened claim or any actions or proceedings covered by such indemnity. The Provider will not be liable under the foregoing indemnification provisions to the extent that any loss, claim, damage, liability or expense is found in a final judgment by a court to have resulted primarily from the bad faith or gross negligence of the Company.

      7.12 The Company is Sole Beneficiary. The Company acknowledges that the Services shall be provided only with respect to the businesses of the Company. The Company shall not request performance of any Services for the benefit of any entity other than the Company.



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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on their behalf by their duly authorized officers.

                                    NRG ENERGY, INC.

                                    By: /s/ Craig A. Mataczynski
                                       --------------------------------------
                                       Name: Craig A. Mataczynski
                                       Title: Senior Vice President




                                    NRG STERLINGTON POWER LLC

                                    By: /s/ [illegible]
                                       --------------------------------------
                                       Name: [illegible]
                                       Title: [illegible]





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                                   ANNEX A

                               NRG Energy, Inc.
           2000 Standard Labor Rates for Intracompany Transactions

      -------------------------------------------------------------------------
                                                                Fully Loaded
                              Category                          Standard Rate
      -------------------------------------------------------------------------
      Executive                                                 $    210.00
      -------------------------------------------------------------------------

      Regional Manager                                          $    136.00
      -------------------------------------------------------------------------


      -------------------------------------------------------------------------

      Sr. Attorney                                              $    129.00
      -------------------------------------------------------------------------

      Attorney                                                  $    100.00
      -------------------------------------------------------------------------


      -------------------------------------------------------------------------

      Exec. Dir. Bus. Dev.                                      $    113.00
      -------------------------------------------------------------------------

      Dir. Bus. Dev.                                            $    100.00
      -------------------------------------------------------------------------

      Mrg. Bus. Dev.                                            $     86.00
      -------------------------------------------------------------------------


      -------------------------------------------------------------------------

      Exec. Dir. Finance/Tax                                    $    113.00
      -------------------------------------------------------------------------

      Dir. Finance/Tax                                          $     86.00
      -------------------------------------------------------------------------

      Sr. Financial Analyst                                     $     69.00
      -------------------------------------------------------------------------

      Financial Analyst                                         $     52.00
      -------------------------------------------------------------------------


      -------------------------------------------------------------------------

      Exec. Dir. Ops. Tech. Supp. & Engineering                 $    113.00
      -------------------------------------------------------------------------

      Dir. Ops. Tech. Supp. & Engineering                       $     86.00
      -------------------------------------------------------------------------

      Mgr. Ops. Tech. Supp./Engineer                            $     77.00
      -------------------------------------------------------------------------


      -------------------------------------------------------------------------

      Sr. HR Generalist                                         $    100.00
      -------------------------------------------------------------------------

      HR Generalist                                             $     77.00
      -------------------------------------------------------------------------


      -------------------------------------------------------------------------

      Sr. Accountant                                            $     52.00
      -------------------------------------------------------------------------

      Accountant                                                $     46.00
      -------------------------------------------------------------------------


      -------------------------------------------------------------------------

      Administrative Support                                    $     35.00
      -------------------------------------------------------------------------


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